Hartford Mutual Funds, Inc.
N-SAR Annual
October 31, 2006
Sub-Item 77C: Submission of matters to a vote of security holders.

The following proposals were addressed and approved during the period.  Proposal No. 1 was addressed at a special meeting of shareholders held on October 24, 2006.  Proposal No. 2 was addressed at a special meeting of shareholders held on November 16, 2006.

1.  Proposal to approve a sub-advisory agreement between Hartford Investment Financial Services, LLC (“HIFSCO”), the Fund’s investment manager, and Hartford Investment Management Company (“Hartford Investment Management”), an affiliate of HIFSCO, pursuant to which Hartford Investment Management will serve as an additional sub-adviser of the Fund and manage a portion of the Fund’s assets.

For
Against
Abstain
Hartford SmallCap Growth Fund
7,185,605.809
226,775.117
442,548.933

2.  Proposal to approve a sub-advisory agreement between HIFSCO, the Fund’s investment manager, and Hartford Investment Management, an affiliate of HIFSCO, pursuant to which Hartford Investment Management will serve as sub-adviser of the Fund and manage the Fund’s assets.

For
Against
Abstain
Hartford Select MidCap Growth Fund
3,271,898.335
66,894.204
175,685.393
Hartford Select MidCap Value Fund
3,340,187.995
124,137.279
151,903.620